Exhibit 99.1

ProAssurance Comments on West Virginia Subsidiary

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 19, 2003--ProAssurance Corporation (NYSE: PRA) announced today that it will terminate an inter-company reinsurance agreement that provided protection for its West Virginia subsidiary. The cancellation of that agreement is effective on January 1, 2004, and applies only to new and renewal policies issued by Medical Assurance of West Virginia on or after that date.
    Commenting on the decision, Chairman A. Derrill Crowe, M.D. said, "Medical Assurance of West Virginia has $10 million in capital and will meet the statutory tests for capital adequacy for new policies with limits up to $1 million. I'd also like to emphasize that this change has no effect on the consolidated financial results of ProAssurance."
    ProAssurance President Victor T. Adamo said the decision doesn't signal a change in ProAssurance's stance with respect to West Virginia, which accounts for less than two percent of ProAssurance's book of business. He explained, "We continue to provide coverage through our West Virginia subsidiary, and will continue to evaluate the medical/legal climate in the state."
    The former reinsurance agreement between Medical Assurance of West Virginia and The Medical Assurance Company provided 100% reinsurance of the West Virginia subsidiary. West Virginia regulators and policyholders whose policies renew in January have been notified of the decision. Notifications will be mailed shortly to policyholders whose policies will expire in February through June. The Company is reviewing proposals for a West Virginia-only reinsurance contract from unaffiliated reinsurers, but cautioned that the coverage would likely be expensive given the medical liability environment in West Virginia. Policyholders will be notified if the additional coverage becomes available.

    Rating Action

    A. M. Best and Standard & Poor's assign ratings of "A-" to ProAssurance's subsidiaries, The Medical Assurance Company, ProNational Insurance Company, and Red Mountain Casualty Insurance Company. However, as a result of the impending cancellation of the inter-company reinsurance agreement, Standard & Poor's has issued a separate rating of "BB" for Medical Assurance of West Virginia. Given the limited geographical market and small number of insureds served by Medical Assurance of West Virginia, Standard & Poor's is withdrawing its rating at the request of the Company. A. M. Best may also assign a separate and lower rating to Medical Assurance of West Virginia as a result of the reinsurance decision.

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $2.8 billion in assets and more than $650 million in gross written premiums. As the nation's fourth largest writer of medical professional liability insurance, ProAssurance's subsidiaries, The Medical Assurance Company, Inc., Medical Assurance of West Virginia, Inc., ProNational Insurance Company, and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in their market. ProAssurance is also the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company.

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com